MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

MODTECH HOLDINGS, INC.
2006 Fourth-Quarter and Full-Year
Results Conference Call Transcript
Moderator: Dennis Shogren
April 2, 2007; 1:30 pm PT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Modtech Holdings 2000 Fourth Quarter and Full Year Results conference call. At this time all participants are in a listen-only mode.

Later we will conduct a question and answer session. At that time instructions will be provided for those interested in entering the queue for the Q&A.

As a reminder, this conference is being recorded today April 2 2007 at the request of Modtech Holdings.

Representing Modtech today are Dennis Shogren, President and Chief Executive Officer and Kenneth Cragun, Chief Financial Officer.

Before I turn the call over to Mr. Shogren, the company has requested that I read the following Safe Harbor statement.

During the course of this conference call, we may make projections or other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that actual results may differ substantially.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

We refer you to the documents the company files with the Securities & Exchange Commission, specifically the companies last filed Form 10K filed in Washington DC.

These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the conference over to Mr. Shogren. Please go ahead sir.

Dennis Shogren:	Thank you (Laney). And thank you all for joining us today.

Earlier today provided you with some financial information for the fourth quarter and full year 2006. We expect to file our Form 10K today, and I encourage you to review it and other recent filings for additional information regarding our recent operating results and other transactions.

On today’s call, we’re going to discuss the results of the fourth quarter and the full year and the momentum we are gaining as we move into 2007.

I will make some introductory remarks and Ken Cragun, our CFO, who joins me on the call today will speak with you in more detail regarding our financial data.

I will then close with comments regarding our 2007 outlook.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

You have to look through the layers of complicated accounting related to our debt transactions and the impairment reserve for goodwill to see the underlying financial fundamentals of the fourth quarter and full year.

The strongly negative results for the fourth quarter reflect more than our normal seasonal weakness which we did not experience last year due to Katrina related volume.

Efforts to improve operational efficiencies and other costs reduction efforts initiated in the late third quarter were not sufficient to offset the significant volume shortfall in the fourth quarter.

The volume shortfall experienced through the first three quarters of the year continued through the fourth quarter, most notably the delay of anticipated school projects in California and Florida. The impact on revenue and margin are obvious.

In addition, we settled several accounts receivable disputes stemming from work performed as far back as 2003. Although we recorded reserves or write-offs of 1.8 million on these accounts, we will realize 5.5 million in cash that was otherwise tied up by these disputes.

Of the total 3.5 million relating to the Heritage High School project is scheduled for receipt in the second quarter of 2007.

While results for the fourth quarter were disappointing, we are in a transition period. We completed our last legacy project in the fourth quarter.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Although final accounting for the project required cost estimate adjustments as we finished the site work, we were able to complete a project bid in early 2004 prior to controls we now have in place at breakeven.

Compared to several recent previous legacy projects from this era which have substantial losses, this was a significant improvement. Even more importantly, our backlog has no further legacy projects.

In addition, we have made significant progress in operational efficiencies and quality that will pay substantial dividends as we enter into our busy season this spring and summer.

We are strongly encouraged by the interest in our new niche products at the beginning of the new year. And I will share more about 2007 after Ken discusses the 2006 results.

For that more detailed look from a financial point of view, I will now turn the call over to Ken who will shed additional light on the fourth quarter and fiscal year 2006 results.

Ken Cragun:	Thank you Dennis. First let me say that I urge you to review our Form 10K that we expect to file today for a more in-depth discussion our results of operations and our financial position.

Our financial progress in 2006 was disappointing and slower than expected. The negative gross margin in the fourth quarter reflects several items.

First, the fourth quarter has historically been a seasonally slow quarter for Modtech. This was masked in 2005 by the hurricane related upside sale in the fourth quarter of last year.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Normal seasonality in the fourth quarter of 2006 was compounded by delays in school projects in both California and Florida, and continued slowness in education sales in both regions.

The lower than expected sales in the quarter were insufficient to cover our fixed manufacturing costs.

Second, we completed a $20 million multi-year legacy project in the fourth quarter at a breakeven margin. However, because of the end of the third quarter, we expected a modest positive final margin on this project, we incurred a negative margin impact on the fourth quarter as we did the final project accounting.

Third, we experienced continued negative gross margins in Texas. And in the first quarter of 2007, we closed our Texas facility.

During the fourth quarter of 2006, we performed our annual goodwill impairment test. And based on the significant decline in our stock price and other indicators of impairment we recorded a non-cash impairment charge of $33.6 million.

Other expense net for 2006 was $8 million compared to $14 million in 2005. Key changes in other expense net are as follows.

Interest expense decreased in 2006 by over $4 million compared to 2005. The decrease is primarily attributable to lower debt compared to the prior year -- just under 14 million at December 31, 2006 compared to over 39 million at December 31, 2005.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

In 2006, we recorded a $3.4 million loss on extinguishment of debt. This consisted of a $2.9 million write-off of debt issuance costs of the Fortress and Bank of America facilities which were terminated in 2006.

In addition, we incurred a $400,000 loss on the redemption on our $25.9 million convertible note issued to M4 limited.

I’d like to discuss the economic benefits of retiring the M4 note compared to the accounting treatment.

The face value of the M4 note was $17.6 million which we paid off with $8 million in cash and the conversion of one million shares with a fair value of five dollars -- $5 million as the stock was trading at about $5 dollars per share at the time.

Big picture, we paid $13 million value, gave $13 million of value to retire $17.6 million of debt.

The accounting treatment differed in that the 1 million shares issued upon conversion were recorded at the $7.82 per share conversion price of the notes -- nearly $3 dollars per share higher than the fair value of the shares at the time.

In addition, the accounting loss is calculated based on the $15.2 million discounted amount of the note, not the $17.6 million face value.

The loss on extinguishment also includes the write-off of $600,000 in debt issuance costs partially offset by the non-cash benefit of writing off the $800,000 embedded derivative liability.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Other expenses for 2006 also included a non-cash gain of $7 million related to warrant and embedded derivatives of 2006 compared to a non-cash loss of $5.8 million in 2005.

Amortization of debt costs for 2006 were $1.4 million. Accretion of convertible debt discount for 2006 was $3.7 million which included 2.7 million in incremental non-cash charges related to the discount on the $17.9 million conversion of convertible notes in 2006.

Two-thousand results included a non-cash early debt conversion fee of $4.7 million for the fair value of $826 incremental shares issued to and for limited and Lawrence Master Fund Limited as consideration for the early conversion of convertible notes during 2006.

We continue to record no income tax benefit on a year-to-date basis due to our cumulative loss position for the year.

We will recognize the deferred tax benefit after a return to sustained profitability.

As of February 28, 2007, the backlog of sales orders was $60.4 million. The backlog by region as of February 28, 2007 was as follows -- California, 49.1 million, Arizona, 2.5 million and Florida, 8.8 million.

In the fourth quarter, we closed $23 million in new financing -- a $4.4 million sale leaseback of our Florida manufacturing facility and the retirement of the $17.6 million face value convertible note.

Progress from the prior year is demonstrated in our balance sheet. Our efforts to improve the capital structure of the company have increased working capital from 3 million at the end of 2005 to 26 million at the end of 2006 -- a decreased interest expense from 1.4 million in the fourth quarter of last year to about $400,000 in the fourth quarter of 2006.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

I’ll now turn the callback to Dennis for a discussion of strategic initiatives and our outlook for 2007. Dennis?

Dennis Shogren:	Thanks Ken. First I would like to confirm our previous guidance for 2007 between 175 million to 185 million in revenue at 12% gross margin. We have previously stated that we expect to be profitable in the first half. And we still believe that to be true.

Our education business started the year more slowly than anticipated due to project delays in Florida. But the St. Lucy, Florida project did start in late February. And we expect our education business to rebound to a company-wide total of approximately 122 million for the whole of 2007.

We base this on our current education backlog of approximately $50 million and education pipeline of approximately 135 million.

Our outlook for the dealer wholesale business remains flat to 2006. With our total dealer wholesale revenues for 2007 estimated at approximately $30 million.

With the closure of Texas, this business is limited to a handful of key customers in Arizona and California. We do not anticipate any significant change in this part of our business in 2007.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

We’ve gotten off to a very good start in our new niche markets. We believe that more than 15% or $28 million plus of our total revenues for 2007 will come from these new markets.

As a reminder, these new markets include public restrooms, single and multi-family residential and other specialty projects such as retirement housing and assisted-living complexes and light commercial and office building projects.

This optimism comes not only from the $3 million already booked into backlog, but also from the very high level of inquiry and quota activity.

Our current pipeline for new niche market work that would be completed in 2007 exceeds $40 million. And projects beyond 2007 already exceed that amount.

As always, pipeline includes work that we may not win, work that may never be awarded and work that will be won but delayed.

We use it as a tool for planning but do not want to have pipeline confused with backlog which represents work for which we have bona fide orders.

We have not included any projections of government work although we currently have approximately $50 million in outstanding quotes.

The uncertainty and timing for these projects with the government make it so difficult to predict, that we choose to let all of this work be potential upside to our projection.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

The headlines will make it difficult for some to get beyond the very large non-cash entries that we recorded as we close 2006. But in reality we did much more in 2006 than merely closed the books on a tough year.

We’ve brought to a close the legacy projects that have been hanging over us for the past three years. We settled a number of lingering disputes with customers which results in significant positive cash flows.

We put in place manufacturing changes which are already allowing us to produce a higher quality project product more efficiently. And we have solidified a group of talented dedicated employees committed to Modtech’s future success.

This concludes our prepared comments. We will now be glad to take your questions.

Operator:	At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

The first question comes from the line of Cliff Walsh with Sidoti & Company.

Cliff Walsh:	Good afternoon gentlemen.

Dennis Shogren:	Hi Cliff.

Cliff Walsh:	Can you guys can you quantify the Q4 contract adjustments from the project that you say closed at finished up at breakeven?

Ken Cragun:	Yes. In Q4, the negative impact on margin was about $750,000.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Cliff Walsh:	Okay. Were there any other adjustments in there?

Ken Cragun:	The other contributors to the negative margins are primarily unabsorbed overhead, so not covering our - some of our fixed costs in factories due to inefficiencies on the levels of revenue in the quarter.

Cliff Walsh:	Okay, so nothing unusual there beyond the 750,000?

Ken Cragun:	Right.

Cliff Walsh:	Okay. And on the SG&A line, can you kind of take us through the differences year over year?

Ken Cragun:	Sure. In the press release there’s a brief discussion of SG&A. If you strip out the provision for contract adjustments or kind of a bad debt expense number and you take out the stock compensation which was booked in Q4 or booked in 2006 but not required to be booked in 2005, SG&A expenses decreased 2.3 million year over year.

Cliff Walsh:	Okay. And what was the bad debt expense or…

Ken Cragun:	Sure.

Cliff Walsh:	…that you mentioned?

Ken Cragun:	Sure. We had 3.2 million in 2006 and .7 million in prior year.

Cliff Walsh:	Point 7?

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Ken Cragun:	Yes.

Cliff Walsh:	Okay.

Ken Cragun:	And then you can see the stock compensation number is about 1.2 million for the year.

Cliff Walsh:	Okay.

Ken Cragun:	And the biggest one of those of bad debt adjustments was for Heritage.

Cliff Walsh:	Okay. And with the convertible debt and everything, where is - are you looking at the share count at this point?

Ken Cragun:	Yes, our current share count is at 21.4 million.

Cliff Walsh:	Okay. Any issues with debt covenants at this point with the goodwill write downs and losses and things of those nature?

Ken Cragun:	None at all.

Cliff Walsh:	Okay. And at this point we’re done with the non-cash charges from the embedded derivatives?

Ken Cragun:	Embedded derivatives, that’s correct. We still have warrant derivatives related to the convertible. And so those warrant derivatives will go up or down based on changes in the trading price of our stock.

Cliff Walsh:	Okay. Dennis can you - I know you mentioned a little bit about government work and it being kind of very uncertain at this point.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Of the bids you have out there, what’s kind of the chatter going on around us to kind of when these projects are going to get done, if there’s any timeline at all?

Dennis Shogren:	Will you know, the biggest piece of this is a project we talked about before Cliff which is for a base here in Southern California. And we’ve agreed to two extensions of that contract or that proposal.

The most recent one put us out -- it’s actually 180 day extension that put us out until June. And it would appear that that is tied up in the supplemental funding that’s under discussion in the Congress right now.

Although we can’t - that’s our feeling. We can’t confirm that directly.

Cliff Walsh:	Okay.

Dennis Shogren:	So that’s the biggest piece of it. The - we had some other more recent quote activity that we actually think that there’s a much shorter trigger time on. We’ll know fairly soon.

But again, the basic issue we have is we tend with the government to have everything we do pushed out for some period of time. But the other work is also being done. We’re bidding that for Lockheed who is our partner on this other project as well.

So this looks like a substantial piece of work and it looks like it’s reasonably probable. We just don’t know when and exactly how much it’s going to be.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Cliff Walsh:	Okay. That gets to my final question. Can you kind of comment on key issues, areas of focus as we head into our - as we look out for the rest of this year?

Dennis Shogren:	Sure. You know, certainly our top line is critical to us. We’re working very hard in all of our traditional markets with the education. The team we have together for direct sales for that is working very hard to keep those revenues coming.

That’s always a challenge. That market continues to be a challenge. It’s highly competitive. Virtually everything we do now is public bid as we’ve talked about before.

And I guess the second piece of the challenge is for us to actually keep up with the interest that’s been expressed. We’re working now with a number of architects and developers who are very interested in working together with us with their products and with their projects.

And quite frankly it’s been a challenge for us over the last 90 days just to make sure that we could keep up with all of the inquiries. So one of the keys for us is going to make sure we have the right staff in place to deal with that.

Looks like we’re doing well with that right now balancing the expense of the added SG&A along with the work that’s coming in. I’m pleased with the way that balance is going.

I mentioned that we’ve got about $3 million worth of bookwork from that from the new markets and a significant pipeline that we expect when we talk next, to be able to talk about it, some pretty significant additional bookings.

Cliff Walsh:	Okay great. Thanks Dennis.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Dennis Shogren:	Thanks Cliff.

Operator:	Your next question comes from the line of Joe Giamichael with Rodman & Renshaw.

Dennis Shogren:	Hi Joe.

Joe Giamichael:	Dennis, how are you?

Dennis Shogren:	Good.

Joe Giamichael:	I’ll start out with just a bookkeeping question. When do you anticipate realizing the 5-1/2 million from the resolution of the ‘03 disputes?

Dennis Shogren:	There’s about 4 million of that that will be pushed into 2007, 3-1/2 of which we should receive in the second quarter.

Joe Giamichael:	Okay, got it. And you’ve talked about some of the cost rationalizations. And the margin guidance you’ve given obviously shows some significant year over year improvement.

Other than the closure of the Texas facilities, can you talk about where this rationalization is coming from? Is it largely headcount reduction? And if so, from which - I guess which geographies?

Dennis Shogren:	Well on the gross margin side we’ve - our largest operation of course, is here in California. And we’re keeping that headcount as controlled as we can.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

So there’s some rationalization with that. Our - as we have seen the orders come in to Florida, we’ve managed to hold that down to the level where we’ve - are very close to achieving our goals of the $4000 and $5000 per employee per week in terms of revenue. That’s one of the key measurements we have to make sure that we have the right number of people.

And so we track that in all of our factories and are basing our headcount projections on that.

The biggest areas of improvement I guess, to get to the projected margins and the difference in the history is one, the elimination of all of the legacy projects. We’ve now completed all of those.

We can look at the margin that we have in our backlog. And it is significantly higher. And we don’t have old projects with none of this overhang waiting for us to get that final accounting done.

That’s a big change for us from where we’ve been over the course of the last year or so. And that’s one of the greatest areas of improvement, particularly in our historical business.

We also see improved margins in our niche businesses as we get more and more business that is negotiated work with people who are more our partners as well as some of the niche businesses just in and of themselves have higher margins inherent in that business.

Joe Giamichael:	Got it. So if I’m thinking of about where the margin is actually coming from, it’s more of the legacy business rolling off, some cost control and then just sort of the new business coming in and higher margins associated with some of the niche business right?

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Dennis Shogren:	That’s right.

Joe Giamichael:	Okay, great. And the best SG&A you talked about a $3.2 million contract adjustment. Can you just explain better what that refers to?

Ken Cragun:	Yes. You could relate it to bad debt - provision for bad debt expense. And we - some of that came from settling the disputed receivables related to Heritage.

We reserved about $1.1 million that will be the difference between our settlement amount and what we had carried on our books.

But - so we take the $1.1 million reserves and we’ll realize the $3.5 million upside. That’s the general nature of the provision for contract adjustments.

Dennis Shogren:	And Joe, the other amount came from some other settlements just on - they weren’t - we mentioned Heritage by name, rather not mentioned the other handful by name.

Joe Giamichael:	Got it. And then just one last question and I’ll get out of the way here. On a positive note, can you talk more about I guess, the niche product opportunities and where you’ve really started to gain traction?

You talked about $3 million in bookings and hopefully a pretty robust pipeline.

Dennis Shogren:	Sure. We’re seeing a lot of activity on the multi-family area. There’s - have been a lot of press about the decline in the housing industry. But the multi-family piece of that overall construction business is still actually in a growth stage. It hasn’t even reached the apex yet of the curve.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

So there’s been a lot of interest in townhouses and apartments. There’s - actually surprised at how much interest there has been.

And this comes to us generally speaking from architects who are designing specifically for factory built product mostly to take advantage of the quality and the speed that we’re able to offer as opposed to conventional site construction.

So we’ve been really excited about that multi-family apartment and townhouse opportunity. We’re also seeing a lot of activity for what I’ll term unique architecturally designed homes, actually homes that are designed to be built in a factory, built modular in the factory and delivered and set on site.

And we have a considerable interest from those architects that’s translating into a nice pipeline work for us.

The other work, the other big piece that we’ve got that’s gaining traction quite quickly is public restrooms. And I talked publicly about those being concrete and block buildings, high end niche products first floor parks and second floor other applications. But that’s also taking considerable - gaining a considerable amount of traction as we get started in the year.

Some of the (unintelligible) that we’ve talked about have not taken off quite as quickly but mostly because of our limited resources and being able to chase all of these opportunities at once. So we still have out in the wings, some of the retirement assisted living related things.

We’ve got work that we’ve looked at on the light commercial office side but it tends to be for projects that are longer gestation. That’s one of the other things that as we’ve started developing this pipeline, we’re sensing - we’re seeing that roughly half of the work that we’re looking at right at the moment is for work that would fall outside of 2007.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

So there’s - we’re starting that pipeline early for the future years.

Joe Giamichael:	Got it. So obviously, I mean you’re sort of guiding to these niche products interpreting about 15% of revenues for your ‘07 guidance. Obviously you see given the number of opportunities, talk about, I would assume that as a percentage of revenue should grow going forward?

Dennis Shogren:	Absolutely. And we will have a much better visibility on that over the next few months. Book we believe that our traditional markets are going to stay relatively flat and the growth in our business is going to come from these new niche markets.

Joe Giamichael:	Got it. Thank you very much.

Dennis Shogren:	Thank you Joe.

Operator:	Your next question comes from the line of (Ed McGrant) with SVS Securities.

Dennis Shogren:	Hi (Ed).

(Ed McGrant):	Hey Dennis, how are you?

Dennis Shogren:	Good thanks.

(Ed McGrant):	You’ve talked about some new niche stuff with these architects for the multifamily home area. Do we run the risk of going back and getting away from the cookie cutter type of platform and doing custom work again where that’s where we lost so much money on Heritage and other projects like that?

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Dennis Shogren:	Yes. And of course the beauty of the multi-family large projects is that they tend to be very much cookie cutter projects. They tend to be very repeatable. I’ll give this just as an example.

We’re looking - working with the architect on one and developer on one project that is over 600 units all the same. And there may be of that, less than 10% that are actually different. But the rest of them, they might be rights and the lefts, but they’re all the same kind of repeatable product, very nice factory work for us.

(Ed McGrant):	Okay good. And the first quarter’s done. Can you comment at all on what that might look like?

Dennis Shogren:	Well of course we’ve accounted for two of the months. The third month isn’t done from an accounting standpoint. So I’ll give you that caveat first.

We see the first quarter as less than $30 million. We were breakeven at EBITDA in February. It will be positive in March. We think we’ll be slightly negative in first quarter EBITDA but hold with our year to date first half as being positive earnings.

(Ed McGrant):	Okay good. I guess that’s it. The other guys asked questions that I was going to ask so good luck.

Dennis Shogren:	Great, thanks (Ed).

(Ed McGrant):	Okay.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Operator:	Your next question comes from the line of (Matthew Klein) with (Klein) Capital.

Dennis Shogren:	Hi (Matthew).

Operator:	(Matthew), your line is open. (Matthew) has withdrawn his question.

Your next question comes from the line of Carter Newbold with Rutabega Capital.

Dennis Shogren:	Hi Carter.

Carter Newbold:	Hi guys, how are you?

Dennis Shogren:	Good.

Carter Newbold:	I’m sorry if I missed it, but are there any expected either cash or non-cash costs for the Texas closing and any particular - particularly complex kind of project completion that you’re now going to have to fulfill from other plants?

Dennis Shogren:	I’ll answer the second - the last part of the question first. We don’t have anything lingering from a project standpoint. That business had dwindled significantly. And it was essentially all a dealer wholesale business. So we don’t have anything lingering.

And I guess the plant is completely shut down. And we don’t see any significant lingering costs with that.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

Carter Newbold:	Okay. On the California education markets, doing this a bit from memory, but I think you guys have been fairly firm in saying that you don’t think you’re losing share in the factory built space.

But looking at the trend lines between your factory built numbers and overall California education spending which is a little bit of a swag from where I sit -- you may be closer to it -- but it seems like factory built must have been losing a bit of share over the past 12 or 18 months to site build again. Is that - am I missing something in the aggregate numbers or is the change in the piggy-back contract the main driver there or something else?

Dennis Shogren:	Well we still think the change in the piggyback is the main driver. We don’t have any real evidence of factory built losing if you will, to the site built, although there are specific instances where we know that there’s been options between site and factory and site has been chosen. It’s real difficult for us to get our hands around what those specific numbers are.

Carter Newbold:	Okay. I mean is there a point at which the funding mechanism is so flush that I mean everybody wants a site builds school if they can have one, now they’re getting one?

Dennis Shogren:	I don’t think it will go quite that direction. The - although there will be some schools that will make that choice.

What - we still offer whether people have I’ll say, funding for site built or factory built at their disposal, what we still offer is a substantial time savings. And that time often is very important to the school districts, in some cases even more important than the money.

MODTECH HOLDINGS, INC.
Moderator: Dennis Shogren
04-02-07/3:30 pm CT
Confirmation # 4024152

So we would still expect to be able to compete with certain school districts based on that time savings so that their kids can get into the classrooms, not be disrupted where the site construction would take significantly longer and cause significant disruption.

Carter Newbold:	Okay thanks. Just one more question on the margins in the niche business. I know there’s always a spread between good margins and delivered margins.

Have you delivered enough yet to see whether that is a -- whether that has a lot of wiggle in it or whether your realized margins are fairly close to what you bid?

Dennis Shogren:	We haven’t delivered enough to give you a definitive answer on that, although our belief is that the spread is coming down on our current bid work regardless of whether it’s in our niche or our historical markets.

So we think that that wiggle is coming down some and we’ll be able to better answer that question with some volume in the next few months on the new products.

Carter Newbold:	Great, thank you.

Dennis Shogren:	Thank you Carter.

Operator:	At this time there are no further questions.

Dennis Shogren:	I’d like to say thank you very much for all of you calling in and we’ll look forward to talking to you in another 90 days.

Ken Cragun:	Thank you.

Operator:	This concludes today’s Modtech conference call. You may now disconnect.

END